EXHIBIT 10.14


          SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
          _____________________________________________

      The following is a summary of the compensation provided by Molex Incorporated to non-employee directors for service as a director:


Director Fees
_____________

     Non-employee directors receive $35,000 per year for serving as a director, $2,000 for attending a regular or special board
meeting  or  committee  meeting,  plus  reimbursement  of   all
reasonable travel and out-of-pocket expenses associated with attending such meeting. The meeting fee paid to the chairmen of Compensation and Nominating and Corporate Governance Committees is $3,000 per meeting while the meeting fee for the Chairman of the Audit Committee is $4,000 per meeting.


Stock Options
_____________

     Each non-employee director receives an automatic annual non-discretionary stock option grant under the 2000 Molex Incorporated Incentive Stock Option Plan (the "ISO Plan"). These grants occur as of the date of the Annual Stockholders' Meeting with an exercise price equal to the fair market value of the Class A Common Stock on such date of grant. Each option generally has a five-year term and becomes exercisable in four equal annual installments. The number of shares subject to the option granted is 200 multiplied by the number of years of service or fraction thereof. The number of shares increases to 500 multiplied by the number of years of service or fraction thereof, if the following two financial conditions are met for the fiscal year ended immediately prior to the grant:

     (1) Molex's net profits (after taxes) are at least ten percent (10%) of the net sales revenue; and

     (2) Molex's net sales revenue increased at least 1.5 times the "Worldwide Growth" of the general connector market as compared to the previous year's net sales revenue. For purposes of determining the Worldwide Growth, the Compensation Committee chooses one or more outside independent sources.

     Notwithstanding the foregoing, the number of shares subject to the annual option granted to each non-employee director under the ISO Plan cannot exceed 3,000 shares or an amount whose fair market value on the date of grant is $100,000.

     All options are granted pursuant to the ISO Plan are subject to the terms of such plan and the applicable stock option agreement previously approved for issuance of options to non-employee directors under the plan.


Deferred Compensation Plan
__________________________

     Each non-employee director is eligible to participate in The Molex Incorporated Deferred Compensation Plan under which he or she may elect on a yearly basis to defer all or a portion of the following year's compensation. A participant may elect to have the amount deferred (1) accrue interest during each calendar quarter at a rate equal to the average six month Treasury Bill rate in effect at the beginning of each calendar quarter, or (2) credited as stock "units" whereby each unit is equal to one share of Common Stock. The cumulative amount that is deferred for each participating director is subject to the claims of the general creditors of Molex. Upon termination of service as a director, the accumulated amount is distributed in a lump sum. At the time of distribution, any stock units are converted into cash by multiplying the number of units by the fair market value of the stock as of the payment date.